EXHIBIT 10.9

Name:

No. of Options:

Grant Price:

Grant Date:

Expiration Date:

Grant Type:

Domino’s Pizza, Inc.

2004 Equity Incentive Plan

Non-Qualified Stock Option Agreement

Domino’s Pizza, Inc., (the “Company”) a Delaware corporation, hereby grants this Stock Option to the above named individual (the “Participant”), pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, from the Company during the period commencing on the Grant Date set forth above, and expiring on the Expiration Date set forth above (“Expiration Date”), the aggregate number of shares set forth above (the “Shares”) of the Common Stock of the Company at the price per Share set forth above (the “Grant Price”), all in accordance with and subject to the following terms and conditions:

1. Vesting.

a)	This Stock Option is exercisable in the following cumulative installments (each an “Installment Period”) prior to the Expiration Date:

[•];

provided, however, that no portion of this Stock Option shall first become exercisable on any anniversary of the Grant Date in accordance with the foregoing unless the Company has paid an ordinary cash dividend in respect of its common stock for each fiscal quarter ending after the Grant Date and before such anniversary of the Grant Date.

b)	The right of exercise shall be cumulative, so that if the Stock Option, to the extent it has become exercisable in accordance with paragraph 1(a) above, is not exercised to the maximum extent permissible during an Installment Period, it shall be exercisable, in whole or in part, with respect to all Shares not so purchased at any time prior to the Expiration Date, subject to earlier termination as set forth in this agreement (the “Agreement”) and the Plan.

c)	In the event the Company fails to pay an ordinary cash dividend in respect of its common stock for any full fiscal quarter ending after the Grant Date, any portion of this Stock Option that was outstanding but not yet exercisable as of the end of such fiscal quarter shall automatically be forfeited as of the end of such fiscal quarter.

d)	Except as provided in paragraph 1(e) below, upon termination of the Participant’s employment any portion of this Stock Option that is not then exercisable will immediately expire and the remainder of this Stock Option will remain exercisable, subject to the other provisions of this Agreement and the Plan, until the earlier of (A) the Expiration Date, or (B)(i) if the employment terminates by reason of the Participant’s death, the second anniversary of the date of such death; (ii) if the employment terminates by reason of disability or an involuntary termination other than for cause, the first anniversary of the date of termination; or (iii) if the Participant voluntarily terminates employment before becoming eligible for Retirement, or is involuntarily terminated for cause, the thirtieth (30th) day following the date of termination. Upon the expiration of the applicable latest exercise date described in the immediately preceding sentence, this Stock Option shall terminate.

e)	Subject to the other provisions of this Agreement and the Plan,

i.

if the Participant Retires, any portion of this Stock Option that had not yet vested as of the date of Retirement will continue to remain outstanding and subject to continued vesting or forfeiture in accordance with paragraphs 1(a) and 1(c) above as though employment had not terminated; provided, that in no event shall any portion of this Stock Option remain outstanding beyond the Expiration Date; and further provided, that if the Participant should die following Retirement and while any portion of this Stock Option is still outstanding, the then outstanding portion of this Stock Option shall continue to remain outstanding (and as to any portion thereof that is not then vested shall be subject to continued vesting or forfeiture in accordance with paragraphs 1(a) and 1(c) above as though employment had not terminated) but shall terminate, unless earlier exercised, on the earlier of (A) the Expiration Date, and (B) the later of (1) the second anniversary of the date of death, and (2) the thirtieth day following the 4th anniversary of the Grant Date; and

ii.

if the Participant’s employment terminates by reason of death or disability at a time when the Participant has satisfied the age and years of service requirements specified in the definition of Retirement and while any portion of this Stock Option is still outstanding, the then outstanding portion of this Stock Option shall continue to remain outstanding (and as to any portion thereof that is not then vested shall be subject to continued vesting or forfeiture in accordance with paragraphs 1(a) and 1(c) above as though employment had not terminated) but shall terminate, unless earlier exercised, on the earlier of (A) the Expiration Date, and (B) the later of (1) in the case of employment termination by reason of death, the second anniversary of the date of death and the thirtieth day following the 4th anniversary of the Grant Date, or (2) in the case of employment termination by reason of disability, the first anniversary of the date of such employment termination and the thirtieth day following the 4th anniversary of the Grant Date.

iii.	For purposes of this Stock Option, “Retire” and “Retirement” mean termination of the Participant’s employment (other than a termination for cause) after attainment by the Participant of age fifty-five (55) and ten (10) years of continuous service with the Company and/or its subsidiaries.

2. Exercise of Stock Option. Each election to exercise this Stock Option shall be made, in the manner prescribed by the Company, with the third party stock plan administrator appointed by the Company, by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”) and received by the third party stock plan administrator, accompanied by this Agreement and payment in full as provided in the Plan. The purchase price shall be paid to the third party stock plan administrator appointed by the Company by either (i) delivery of cash or check; (ii) wire transfer; or (iii) through a broker-assisted cashless exercise program implemented in connection with the Plan. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

3. Restrictions on Transfer of Shares. If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s Common Stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

4. Withholding; Agreement to Provide Security. The Company will not deliver Shares being purchased upon any exercise of this Stock Option unless it has received payment in a form acceptable to the Company for all applicable withholding taxes (or the Participant makes other arrangements satisfactory to the Company for the payment of such taxes).

5. Nontransferability of Stock Option. This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

6. Provisions of the Plan. This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option is available from the Company. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

7. Non-Statutory Option. The Stock Option evidenced by this Agreement is intended to be, and is hereby designated, a non-statutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

8. Governing Law. This Stock Option is governed by, and subject to, the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

9. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Stock Option and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

            DOMINO’S PIZZA, INC.

            Name: J. Patrick Doyle

            Title: President and Chief Executive Officer